34175 Ardenwood Blvd Fremont, CA 94555 (510) 745-1700 – Tele (510) 745-0493 – Fax www.ardelyx.com

Exhibit 10.20

Narani Arasaratnam

Re: Employment Agreement

34175 Ardenwood Blvd

Fremont, CA 94555

(510) 745-1700 - Tele

(510) 745-0493 ~ Fax

www.ardelyx.com

October 15, 2014

Dear Narani:

On behalf of Ardelyx (the “Company”) I am pleased to offer you employment in the position of Vice President, Corporate Controller, reporting to the Chief Financial Officer. This letter sets out the terms of your employment with the Company, which shall start November 3, 2014.

You will be paid a starting base salary of $9,583.33 semi-monthly, which is equivalent to $230,000.00 per year, less applicable tax and other withholdings in accordance with the Company’s normal payroll procedure.  You will also be eligible to receive a bonus based on your performance in the Company as well as the performance of the Company, paid once a year, representing up to twenty-five (25) percent of your base salary.

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 25,000 shares of Company common stock under the Company’s incentive stock option plan (the “2014 Plan”) at an exercise price equal to the fair market value of that stock on your option grant date. Your option will vest over a period of 4 years, with 25% of the shares vesting at the end of your first year of employment, and the remainder vesting monthly over the following three years, and will be subject to the terms and conditions of the Company’s stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

You will be provided a Change in Control Severance Agreement. The agreement provides benefits in the event of the termination of your employment under certain conditions, including, the continuation of your base salary and COBRA healthcare coverage for six (6) months in the event of a covered termination not associated with a change of control, and the payment of a lump sum equal to 75% of the sum of your base salary and your target bonus in the event of a covered termination associated with a change of control, in either case, less applicable withholding.   Additional benefits triggered with a covered termination associated with a change of control include accelerated vesting of your unvested shares, and nine (9) months of COBRA healthcare coverage. A detailed agreement outlining the specifics of these benefits will be provided to you separately.

You will be eligible to participate in various Company fringe benefit plans, including group health insurance, 40l(k), and vacation programs in accordance with the Company’s benefit plan requirements. Your employment with the Company is “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline.

As a condition of your employment, you will be required to sign the Company’s standard form of employee non-disclosure and assignment agreement, and to provide the Company with documents establishing your identity and right to work in United States.  Those documents must be provided to the Company within three business days of your employment start date.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of conflict, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. You and the Company hereby waive your respective rights to have any such disputes or claims filed before a judge or jury.

The agreement and the non-disclosure and stock option agreement referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company.  The provisions of this agreement regarding “at will" employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement and return it to me prior to or on October16, 2014.

Narani, it has been a real pleasure working with you on the closing of the quarter in response to the departure of Stephen Ma in your capacity at the Conner Group.  These have been very difficult circumstances and you have succeeded with flying colors.  We sincerely look forward to working with you at the Company.

Best regards,

/s/ Mark Kaufmann

Mark Kaufmann

Chief Financial Officer

Ardelyx, Inc.

ACCEPTED

_/s/ Narani Arasaratnam______________________________________

Narani Arasaratnam